Exhibit 10.7

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease ("Amendment") is made and entered into as of September 14, 2023 (the "Amendment Effective Date") by and between LIPT 170 Park Avenue, LLC ("Landlord"), a Delaware limited liability company, and CELULARITY INC., a Delaware corporation ("Tenant").

RECITALS

A.
Tenant and LSREF4 Turtle LLC (as “Original Landlord”) entered into that certain Lease Agreement dated March 13, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of October 30, 2020 (the “First Amendment”, together with the Original Lease, the “Lease”), pursuant to which Landlord (as Original Landlord’s successor in interest) has leased to Tenant an approximately 147,215 square foot building, the land and improvements commonly known as 170 Park Avenue, Florham Park, New Jersey (the “Demised Premises”).
B.
Pursuant to Section 1.05 of the Lease, Tenant is obligated to pay rent as scheduled in subsection 15 of the Preamble of the Lease (the “Fixed Rent”).
C.
Pursuant to Article 36, Tenant is required to maintain an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), as protection for the full and faithful performance by Tenant of all of its obligations under the Lease for all damages Landlord may suffer as a result of any Event of Default by Tenant under the Lease, in an amount equal to Fourteen Million Seven Hundred Twenty One Thousand Five Hundred and 00/100 ($14,721,500.00) dollars (the “Letter of Credit Amount”).
D.
Landlord and Tenant have agreed amend the Lease as set forth in this Amendment to provide for an increase of Fixed Rent in consideration for a decrease in the Letter of Credit Amount and such other terms and conditions as specified in this Amendment.

NOW, THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Incorporation of Recitals and Capitalized Terms. The foregoing Recitals are incorporated herein as if fully set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Lease.

2.
Fixed Rent. From and after the first day of the first calendar month following the delivery of the Updated Letter of Credit (defined below) meeting the requirements of the Lease, which is currently anticipated to be October 1, 2023, the Fixed Rent as set forth in subsection 15 of the Preamble of the Lease shall be payable as set forth in the table below. Notwithstanding the foregoing, if the Updated Letter of Credit is not delivered to Landlord per the terms and conditions below, Landlord will issue Certificate Confirming Rent Schedule per Exhibit A once in Landlord is in receipt of the Updated Letter of Credit.

Period	Rent Per Square Foot	Annual Fixed Rent	Monthly Fixed Rent
Year 4 1/1/23 – 9/30/23	$19.75	$2,180,622.15*	$242,291.35
Year 4 10/1/23 - 12/31/23	$22.45	$826,198.39*	$275,399.46
Year 5 1/1/24 - 12/31/24	$22.95	$3,378,401.05	$281,533.42
Year 6 1/1/25 - 12/31/25	$23.45	$3,452,008.55	$287,667.38
Year 7 1/1/26 - 12/31/26	$23.95	$3,525,616.05	$293,801.34
Year 8 1/1/27 - 12/31/27	$24.45	$3,599,223.55	$299,935.30
Year 9 1/1/28 - 12/31/28	$25.00	$3,672,831.05	$306,069.25
Year 10 1/1/29 - 12/31/29	$25.45	$3,746,438.55	$312,203.21
Year 11 1/1/30 - 12/31/30	$25.95	$3,820,046.05	$318,337.17
Year 12 1/1/31 - 12/31/31	$26.45	$3,893,653.55	$324,471.13
Year 13 1/1/32 - 12/31/32	$26.95	$3,967,261.05	$330,605.09
Year 14 1/1/33 - 12/31/33	$27.45	$4,040,868.55	$336,739.05
Year 15 1/1/34 - 12/31/34	$27.95	$4,114,476.05	$342,873.00
Year 16 1/1/35 - 12/31/35	$28.45	$4,188,083.55	$349,006.96
(Stub) 1/1/36 – 1/31/36	$2.37*	$349,006.96*	$349,006.96

* = Prorated

3.
Letter of Credit. a. Not later than September 27, 2023, and as a condition precedent to the effectiveness of the adjustment in the Fixed Rent set forth in Section 2 above, Tenant shall deliver to Landlord an updated Letter of Credit (the “Updated Letter of Credit”) meeting the requirements of the Lease and pursuant to the terms set forth below. The Letter of Credit Amount as set forth in subsection 20 of the Preamble of the Lease shall be revised to be NINE MILLION EIGHT HUNDRED FOURTEEN THOUSAND THREE HUNDRED THIRTY- THREE AND 00/100 ($9,814,333.00) DOLLARS.

b. Section 36.05 of the Lease is hereby deleted in its entirety and replaced with the following revised Section 36.05:

“36.05. Provided that no Event of Default then exists under this Lease and Tenant shall have at all times maintained the Letter of Credit in the amount required hereunder Tenant may reduce the amount of the Letter of Credit as follows:

(a)
(i) by $4,907,167 on January 1, 2027, and thereafter (ii) by $2,907,167 on January 1, 2030, and thereafter (iii) by $2,000,000 on January 1, 2032, provided, that, for the avoidance of doubt, in no event, shall the Letter of Credit be increased by this Section 36.05(a) if the Letter of Credit has been decreased pursuant to Section 36.05(b) below the applicable threshold set forth in this Section 36.05(a); or
(b)
Notwithstanding subsection (a) above, Tenant may reduce the amount of the Letter of Credit as follows: (i) to the amount of $4,907,167.00, if Tenant shall demonstrate to Landlord’s reasonable satisfaction that it has continuously held liquid assets in excess of Five Hundred Million and 00/100 ($500,000,000.00) Dollars for the two (2)

consecutive quarters immediately prior to January 1, 2027 (or for two (2) consecutive quarters any time thereafter), and (ii) to the amount of $0.00, if Tenant shall demonstrate to Landlord’s reasonable satisfaction that it has continuously held liquid assets in excess of Five Hundred Million and 00/100 ($500,000,000.00) Dollars for the two (2) consecutive quarters immediately prior to January 1, 2030 (or for two (2) consecutive quarters anytime thereafter); provided, that, for the avoidance of doubt, in no event, shall the Letter of Credit be increased by this Section 36.05(b) if the Letter of Credit has been decreased pursuant to Section 36.05(a) below the applicable threshold set forth in this Section 36.05(b).”

Such reduction(s) shall be effected by (x) Tenant exchanging a replacement Letter of Credit meeting the requirements of this Article 36 in the reduced amount for the existing Letter of Credit, or (y) the Bank delivering an amendment to the Letter of Credit reducing the amount thereof (but which does not otherwise amend or modify same), which Landlord shall promptly countersign or authorize in writing if required by the Bank. Landlord acknowledges and agrees that if Tenant provides audited financial statements for Tenant audited by a third-party accounting firm that such financial statements shall be sufficient proof for establishing Tenant’s liquid assets under Section 36.05(b)s.”

4.
Sustainability. The following provisions are hereby added to the Lease as a new section entitled “Sustainability.

a.
Landlord and Tenant agree to cooperate in good faith to implement a sustainability plan for the Property and adopt initiatives aimed at improving the property’s performance. Tenant agrees that Landlord may implement sustainability initiatives that, in Landlord’s reasonable opinion, have no material adverse financial impact on Tenant, and which do not materially adversely affect Tenant’s use of the Premises or Tenant’s rights and obligations under this Lease, without the need for any approval or consent from Tenant. Any Tenant Improvement Work and/or Alterations will be performed in accordance with the Landlord’s sustainability practices that the Tenant has accepted as part of the lease agreement. Landlord and Tenant further agree to use the respective notice address(es) to discuss issues related to sustainability.

b.
Tenant agrees to provide Landlord with access to the Premises, upon reasonable notice, for the purpose of (i) implementing and maintaining those initiatives that, in the reasonable opinion of Landlord, have no material adverse financial impact on Tenant and which do not otherwise materially adversely affect Tenant’s use of the Premises or Tenant’s rights and obligations under this Lease, or that are otherwise agreed to by Tenant, (ii) monitoring utility consumption, including but not limited to installing meters or submeters and (iii) analyzing Tenants efforts at improving the sustainability of the Property, including cleaning processes and products and waste disposal.

c.
Tenant agrees to share Sustainability Performance Data (as hereinafter defined) relating to the premises and/or building. Tenant shall, no less than annually, provide Landlord with available energy, water, and waste data (the “Sustainability Performance Data”), whether in the form of utility bills or otherwise.
d.
When pursuing a green building certification for the Premises (e.g., LEED, BREEAM, WELL), Tenant agrees to cooperate as required by the certification to the extent involvement does not have a financial impact on Tenant (other than to a de minimis extent) and does not otherwise materially adversely affect Tenant’s use of the Premises or Tenant’s rights and obligations under the Lease. If the certification requires Tenant to share any data with regard to its operations or use of the Premises, such as, but not limited to, use of water, heating, and air conditioning, Tenant agrees to follow commercially reasonable rules in this regard
e.
Tenant further agrees that it will make good faith, commercially reasonable efforts to work and cooperate with Landlord on capital improvement projects that: (i) performed primarily to reduce current or future operating expense costs, or otherwise materially improve the operating efficiency of the Property; or (ii) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of the Amendment. Landlord shall provide reasonable notice prior to commencing the project. The cost of any such included capital improvements shall be amortized by Landlord on a straight-line basis over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord which would be paid by Tenant as an expense. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.”

5.
Desk Sharing. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, the prior consent of Landlord shall not be required with respect to, the temporary occupancy of space in the Premises by employees of Regeneron with whom Tenant has a contractual relationship (each, a “Permitted User”), provided that (1) Tenant does not separately demise such space, and the Permitted Users utilize, in common with Tenant, common entryways to the Premises as well as shared central services, such as reception; (2) the Permitted Users do not occupy, in the aggregate, more than 1,500 rentable square feet of space in the Premises; (3) the Permitted Users occupy space in the Premises for the Permitted Use and for no other use or purpose; (4) such “desk sharing” arrangement shall be for a valid business purpose and not to circumvent the subletting or assignment provisions of the Lease; and (5) Tenant notifies Landlord, in writing, of the identity of any such Permitted Users prior to occupancy of any portion of the Premises by such Permitted Users. If any Permitted Users occupy any portion of the Premises as described herein, it is agreed that (a) the Permitted Users must comply with all the provisions of this Lease, and a default by any Permitted User shall be deemed a default by Tenant under this Lease; (b) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted User; (c) in no event shall any use or occupancy of any portion of the Premises by any Permitted User release or relieve Tenant of any of its obligations under this Lease;

(d) in no event shall any use or occupancy of any portion of the Premises by any Permitted User be deemed to create a landlord/tenant relationship between Landlord and such Permitted User; (e) in all instances, Tenant shall be considered the sole tenant under this Lease notwithstanding the occupancy of any portion of the Premises by the Permitted Users; and (f) such “desk sharing” arrangement shall terminate automatically upon the termination of this Lease. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding the identity of and use by any Permitted User. Tenant’s rights pursuant to this Section shall be limited to the Celularity, Inc., and such rights shall not be otherwise transferable.

6.
Notices. Notwithstanding anything to the contrary set forth in the Lease, Landlord’s address for notices is hereby updated to:

With a copy to: c/o LaSalle Investment Management, Inc.

333 W. Wacker Drive, 23rd Floor Chicago, Illinois 60606

Attn: General Counsel

With a copy to c/o LaSalle Investment Management, Inc.

333 W. Wacker Drive, 23rd Floor Chicago, Illinois 60606

Attn: Asset Manager – 170 Park Avenue, Florham Park, NJ

7.
Representations. Each party represents to the other that it has full power and authority to execute this Amendment. Tenant represents that at the time of execution it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Demised Premises other than those explicitly recited herein.

8.
Entire Agreement. As amended by this Amendment, the Lease shall remain in full force and effect and is hereby ratified and reaffirmed. Except as expressly provided for in this Amendment, nothing in this Amendment shall be deemed to: (a) modify, waive or affect any of the terms, conditions or covenants of the Lease; (b) waive any breach of the Lease by Tenant or Landlord; (c) waive any of Landlord’s or Tenant’s rights against the other for performance under the Lease; or (d) enlarge Landlord’s or Tenant’s obligations under the Lease, except as expressly provided herein.
9.
Brokerage. Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any broker, agent or finder in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker, agent or finder for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature. Landlord and Tenant each agrees to indemnify and hold the other harmless from all reasonable costs (including, but not limited to, court costs, investigation costs, and attorneys’ fees), expenses, and liabilities for commission or other compensation with respect to this Amendment which may arise out of any agreement or dealings or alleged agreement or dealings with any such broker, agent or finder.

10.
Binding Effect. The terms and provisions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

11.
Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and provisions contained in this Amendment and the terms and provisions of the Lease, the terms and provisions herein contained shall supersede and control the obligations and liabilities of the parties.
12.
Headings. The headings herein are intended for convenience in finding the subject matters, are not to be taken as part of this Amendment and are not to be used in determining the intent of the parties to this Amendment or the Lease.
13.
Counterparts; Signatures. This Amendment may be executed in one or more counterparts by some or all of the parties hereto; and (a) each such counterpart shall be considered an original, and all of which together, when so executed and delivered, shall constitute a single Amendment; (b) the exchange of executed copies of this Amendment by Portable Document Format (PDF) transmission shall constitute effective execution and delivery of this Amendment by the parties for all purposes; and (c) signatures of the parties transmitted by PDF shall be deemed to be their original signatures for all purposes.

14.
Amendment Governed by the Laws of the State of New Jersey. The Initial Lease, as amended by this Amendment, shall be governed by the laws of the State of New Jersey. The parties acknowledge that the Initial Lease, as amended by this Amendment, is intended to be performed in the State of New Jersey, and the parties submit to the jurisdiction of the courts of the State of New Jersey with respect to all disputes under the Lease or this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the Amendment Effective Date.

LANDLORD:

LIPT 170 PARK AVENUE, LLC

By: /s/ Brett A. Bowman

Name: Brett A. Bowman

Title: Vice President

TENANT: CELULARITY INC.

By:/s/ David C. Beers

Name: David C. Beers

Title: Chief Financial Officer

EXHIBIT A

CERTIFICATE CONFIRMING RENT SCHEDULE

THIS CERTIFICATE CONFIRMING RENT SCHEDULE (“Certificate”) is made and entered into as of the day of 20 (the “Certificate Effective Date”) by and between LIPT 170 PARK AVENUE, LLC (“Landlord”), a Delaware limited liability company, and CELULARITY INC., a Delaware corporation (“Tenant”). The parties to this Certificate desire to confirm the following:

1.
The Landlord confirms that it is in receipt of the Updated Letter of Credit as of

, 2023 pursuant to the terms and conditions set forth in the Second Amendment dated , 2023.

2.
The Fixed Rent set forth in the Second Amendment shall be updated with the Fixed Rent Schedule below:

Period	Rent Per Square Foot	Annual Fixed Rent	Monthly Fixed Rent
Year 4 1/1/23 – 10/30/23	$19.75	$2,180,622.15*	$242,291.35
Year 4 11/1/23 - 12/31/23
Year 5 1/1/24 - 12/31/24
Year 6 1/1/25 - 12/31/25
Year 7 1/1/26 - 12/31/26
Year 8 1/1/27 - 12/31/27
Year 9 1/1/28 - 12/31/28
Year 10 1/1/29 - 12/31/29
Year 11 1/1/30 - 12/31/30
Year 12 1/1/31 - 12/31/31
Year 13 1/1/32 - 12/31/32
Year 14 1/1/33 - 12/31/33
Year 15 1/1/34 - 12/31/34
Year 16 1/1/35 - 12/31/35
(Stub) 1/1/36 – 1/31/36

* = Prorated

3.
The Lease Term shall expire on January 31, 2036 unless otherwise terminated earlier pursuant to the terms of the Lease.

Please acknowledge the foregoing and your acceptance of possession by signing and returning three (3) fully executed counterparts of this Certificate to Landlord. Tenant’s failure to execute and return this Certificate, or to provide written objection to the statements contained in this Certificate, within ten (10) days after delivery of this Certificate to Tenant shall be deemed an approval by Tenant of the statements contained herein.